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EAGLE-PICHER AUTOMOTIVE                                             EXHIBIT 99.1

News Release

News about:         Hillsdale Division

For further information, please contact:  Cathy Williams (313) 278-5956
                                                  or
                                                  Julie Pompa (419) 893-2500
                                                  The Lauerer Markin Group, Inc.


EAGLE-PICHER HILLSDALE DIVISION ACQUIRES
CARPENTER ENTERPRISES FOR $71.5 MILLION

         HILLSDALE, Mich., April 14, 1999 --Eagle-Picher Automotive's Hillsdale Division has acquired Traverse City, Mich.-based Carpenter Enterprises, expanding its component design and manufacturing offerings for engine, chassis and suspension systems. The purchase price is estimated at $71.5 million.

         "Carpenter Enterprises is a strategic addition to our corporation," said Andries Ruijssenaars, Eagle-Picher Industries president and chief executive officer. "This acquisition illustrates the commitment of Eagle-Picher to growing the business, not just by purchasing companies but by seeking the ideal types of businesses which will enhance the overall technologies, value and product lines offered to our customers."

         "This is an excellent marriage of products, processes, customers and capabilities," said William Oeters, president of Eagle-Picher Automotive's Hillsdale Division. "Carpenter's products and manufacturing processes are quite complementary to ours. In addition, we share a similar `corporate culture' in that we are customer focused, dedicated to the highest quality operations, strong in both technology and manufacturing, and have a lean management philosophy.

                                     -more-


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Julie Pompa
The Lauerer Markin Group, Inc.
1700 Woodlands Dr.
Maumee, Ohio 43537
(419) 893-2500
www.lmgnet.com

         "We have both been leaders in our niche markets, so our combined operations will be even stronger in those areas, as well as in entirely new market applications. This also allows further growth with international customers, both in North America and worldwide," Oeters said.

         Hillsdale Division is the leader in the development and manufacture of transmission oil pump systems and torsional and linear vibration damping systems. In addition, the division manufactures driveline products and precision machined components. Carpenter machines such engine products as front engine covers, connecting rods, intake/exhaust manifolds and engine bracketry; and conducts machining and assembly of chassis and suspension system products including front and rear knuckles, wheel spindle housings and damper forks.

         Carpenter Enterprises was established in 1974 in Fenton, Mich., to supply General Motors Corporation with precision machined components. The company soon expanded its operations to Traverse City, and its customer base to include both OEMs and Tier One suppliers. Today Carpenter Enterprises operates two facilities in Michigan (in Traverse City and a new plant in Mt. Pleasant) with a total manufacturing capability of approximately 300,000 sq. ft., and employs 324. The company provides low to high volume, robotic-assisted machining of ferrous and non-ferrous castings and steel and powdered metal forgings. Carpenter's annual sales are $130 million.

         With the addition of Carpenter Enterprises, Hillsdale Division consists of 12 manufacturing facilities. Hillsdale operates six facilities in the Hillsdale, Mich., area and has operations in Hamilton, Ind., Manchester, Tenn., San Luis Potosi, Mexico, and Tamworth, United Kingdom. The division is the only North American damper manufacturer with custom rubber compounding and advanced manufacturing capabilities.

                                     -more-
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Julie Pompa
The Lauerer Markin Group, Inc.
1700 Woodlands Dr.
Maumee, Ohio 43537
(419) 893-2500
www.lmgnet.com

         In addition, Hillsdale operates a 16,000 sq. ft. technical center dedicated to damper development, engine and chassis dynamometer testing, a comprehensive vibration control test laboratory, a metallurgical laboratory, prototype machining facilities and CAD/CAM/FEA capabilities. Hillsdale also has a powertrain pump technologies team capable of design, development and testing of a variety of oil and hydraulic pump systems.

         Hillsdale Division is one of six Eagle-Picher Automotive business units. The others include Fluid Systems Division, Brighton, Mich.; Michigan Automotive Research Corporation (MARCO) Division, Ann Arbor, Mich.; Ross Aluminum Foundries Division, Sidney, Ohio; Rubber Molding Division, Norwich, Conn.; and Wolverine Gasket Division, Inkster, Mich.

         Eagle-Picher Automotive's international operations include Eagle-Picher Hillsdale, Ltd., and Eagle-Picher Fluid Systems, Ltd., in England; Eagle-Picher Industries Europe B.V. in The Netherlands; Eagle-Picher Automotive GmbH and Eagle-Picher Wolverine GmbH in Germany; Eagle-Picher Rubber Molding S.A. in Spain; and Eagle-Picher Far East in Japan. Contact Eagle-Picher Automotive and its divisions at www.epcorp.com.

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